JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement Nos. 333-270004 and 333-270004-01

Market Linked Securities — Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due June 5, 2025

Fact Sheet dated April 27, 2023 to Preliminary Pricing Supplement dated April 27, 2023

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & C0.
Fund:	Financial Select Sector SPDR® Fund (Bloomberg ticker: XLF)
Pricing Date[1]:	May 31, 2023
Issue Date[1]:	June 5, 2023
Calculation Day[1,2]:	May 29, 2025
Stated Maturity Date[1,2]:	June 5, 2025
Principal Amount:	$1,000 per security (100% of par)
Maturity Payment Amount:

•   if the ending price is greater than the starting price: $1,000 plus the lesser of:

(i)       $1,000 × fund return × upside participation rate; and

(ii)     the maximum upside return;

•   if the ending price is less than or equal to the starting price, but greater than or equal to the threshold price:

$1,000 + ($1,000 × absolute value return); or

•   if the ending price is less than the threshold price:

$1,000 + [$1,000 × (fund return + buffer amount)]

Starting Price:	The fund closing price of the Fund on the pricing date
Ending Price:	The fund closing price of the Fund on the calculation day
Maximum Upside Return:	At least 24.25% of the principal amount (at least $242.50 per security) (to be provided in the pricing supplement)
Upside Participation Rate:	100%
Fund Return:	(ending price – starting price) / starting price
Absolute Value Return:	The absolute value of the fund return
Buffer Amount:	15%
Threshold Price:	85% of the starting price
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	48133VY87
Fees and Commissions:	Up to 2.575% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 2.00% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, with respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.10% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.
Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement

Hypothetical Payout Profile*

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
100% of Fund return,
subject to the
maximum return
24.25%
100% of the absolute
value return for decrease
of not more than 15%
-15%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Fund Return at Maturity
Hypothetical Security Return
Hypothetical Fund Return

*Assumes a maximum upside return equal to the lowest maximum upside return

If the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of the buffer amount, and you will lose some, and possibly up to 85%, of the principal amount of your securities at maturity.

The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $960.50 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $940.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement: http://www.sec.gov/Archives/edgar/data/1665650/
000121390023033081/ea153717_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement, product supplement and underlying supplement.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” sections in the accompanying prospectus supplement and product supplement. Please review the risk disclosure carefully.

•	If the Ending Price Is Less Than the Threshold Price, You Will Lose Up to 85% of the Principal Amount of Your Securities at Maturity.
•	Your Return Will Be Limited to the Maximum Upside Return and May Be Lower Than the Return on a Direct Investment in the Securities Composing the Fund If the Fund Return Is Positive.
•	Your Potential for a Positive Return from Depreciation of the Fund Is Limited.
•	The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.
•	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets.
•	No Interest or Dividend Payments or Voting Rights
•	Lack of Liquidity
•	The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.
•	The Tax Consequences of an Investment in the Securities Are Uncertain.
•	Potential Conflicts
•	The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities.
•	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.
•	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.
•	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period.
•	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.
•	Many Economic and Market Factors Will Impact the Value of the Securities.
•	Each of JPMorgan Chase & Co. and Wells Fargo & Company (the Parent Company of WFS) Is Currently One of the Companies that Make Up the Fund and Its Underlying Index.
•	There Are Risks Associated with the Fund.
•	The Performance and Market Value of the Fund, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of the Fund’s Underlying Index As Well As the Net Asset Value Per Share.
•	The Securities Are Subject to Risks Associated with the Financial Sector.
•	The Anti-Dilution Protection Is Limited and May Be Discretionary.
•	The Maturity Payment Amount Will Depend upon the Performance of the Fund and Therefore the Securities Are Subject to the Risks Associated with the Fund, as Discussed in the Accompanying Pricing Supplement and Product Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement, as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.